EXHIBIT 10.1
June 18, 2021

Jacqui Canney

Dear Jacqui:

On behalf of ServiceNow, Inc. (the “Company”), this letter agreement (the “Agreement”) sets forth the terms and conditions of your employment as Chief Talent Officer of the Company.

1.Position. Effective on your Start Date (as defined below), you will serve as the Company’s Chief Talent Officer reporting directly to the Company’s Chief Executive Officer (the “CEO”). You will have all of the duties, responsibilities and authority commensurate with the position. Your employment with the Company will commence as soon as practicable on a date to be determined by you and the CEO, which shall be no later than July 30, 2021 (such start date, your “Start Date”). You will be expected to devote your full working time and attention to the business of the Company. Notwithstanding the foregoing, you may manage personal investments, participate in civic, charitable, professional and academic activities (including serving on boards and committees), and, subject to prior approval, serve on the board of directors (and any committees) of outside entities, provided that such activities do not at the time the activity or activities commence or thereafter (i) create an actual or potential business or fiduciary conflict of interest or (ii) individually or in the aggregate, interfere materially with the performance of your duties to the Company.

2.Term. Subject to the terms of this Agreement, this Agreement will remain in effect for a period commencing on the Start Date and continuing until termination of your employment as set forth herein (the “Employment Term”).

3.Cash Compensation.

a.Base Salary. Your initial annual base salary (the “Base Salary”) will be Five Hundred Fifty Thousand Dollars ($550,000.00), less required deductions and withholdings, payable in accordance with the Company’s normal payroll practices. Thereafter, your annual base salary will be determined by the Leadership Development and Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) and may be increased but not decreased during the Employment Term. Your Base Salary will be pro-rated for any partial years of employment during your Employment Term.

b.Sign-on Bonus Advance: In the first payroll period following your Start Date, you will receive a one-time bonus advance payment of Two Hundred Twenty-Five Thousand dollars ($225,000.00), subject to clawback or repayment pursuant to Section 6 of this Agreement.

c.Annual Target Bonus. During the Employment Term, you will be eligible to participate in our executive corporate bonus program. Your initial annual bonus target will be One Hundred percent (100%) of your Base Salary which equals Five Hundred Fifty Thousand Dollars ($550,000.00) for the applicable fiscal year (your “Annual Target Bonus”). Whether you receive the Annual Target Bonus, and the amount of actual bonus amount awarded (your “Actual Bonus”) will be determined by the Compensation Committee in its sole discretion based in all cases upon the achievement of both Company and individual performance objectives as established by the Compensation Committee. To earn any Actual Bonus, you must be employed by the Company on the last day of the period to which such bonus relates and at the time bonuses are paid, except as otherwise provided herein. Your bonus participation will be subject to all the terms, conditions and restrictions of the applicable Company bonus plan, as amended from time to time. The Actual Bonus shall be subject to required deductions and withholdings.

i.For fiscal year 2021, you will be eligible to receive 100 percent of your Annual Target Bonus based on achievement of performance objectives. There will be no pro-ration of the bonus based on your Start Date being after January 1, 2021.

4.Relocation. The Company will provide you with a relocation package that is commensurate with your position as a member of the Company’s senior executive team. The Company’s head of Global Mobility will reach out to you separately to address the details and terms of your relocation package.

5.Benefits, Vacation & Expenses.

a.You will be entitled to participate in all employee retirement, welfare, insurance, benefit and vacation programs of the Company as are in effect from time to time and in which other senior executives of the Company are eligible to participate, on the same terms as such other senior executives, pursuant to the governing plan documents.

b.The Company will, in accordance with applicable Company policies and guidelines, reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company. In addition, the Company shall directly pay your reasonable legal fees and expenses incurred in the negotiation of this Agreement, in an amount not to exceed $15,000.

6.Clawback. The Sign-On Bonus Advance and the Relocation Bonus shall be subject to clawback or repayment to the Company in full if you are terminated by the Company for Cause or you voluntarily resign without Good Reason, in either case before the second anniversary of the Start Date.

7.Equity Awards. Subject to this Section 7 and subject to the approval of the Company’s Board of Directors (the “Board”) or the Compensation Committee, we will recommend that you be granted equity awards as follows:

a.New-Hire RSU. On the first regularly scheduled new hire grant date following your Start Date (the “New-Hire RSU Grant Date”), the Company will grant you a restricted stock unit award to acquire such number of shares of the Company’s common stock equal to Six Million, Seven Hundred Thousand Dollars ($6,700,000.00) divided by the average daily closing price of the Company’s common stock on the New York Stock Exchange for the twenty (20) trading days ending on the third trading day immediately prior to the Grant Date, rounded up to the nearest whole share (the “New- Hire RSU”) under the Company’s 2021 Equity Incentive Plan (the “Equity Plan”). The New-Hire RSU will vest as follows: 25% of the shares subject to the New-Hire RSU shall vest and settle on the one year anniversary of the Start Date, and the remaining shares will vest and settle in equal quarterly installments thereafter over the next twelve (12) quarters; provided that, subject to Section 9 below, vesting will be contingent on your continued employment with the Company on the applicable time-based vesting dates, and will be subject to the terms and conditions of the Equity Plan and the Company’s standard form of restricted stock unit award agreement as approved by the Compensation Committee for use under the Equity Plan (the “Standard RSU Agreement”), and this Agreement.

b.Fiscal Year 2021 PRSU Award. Also on the first regularly scheduled new hire grant date following your Start Date (the “PRSU Award Grant Date”) the Company will grant you a Fiscal Year 2021 Performance-Based Restricted Stock Unit (“PRSU”) Award to acquire such number of shares of the Company’s common stock equal to Three Million Dollars ($3,000,000) (the “Fiscal 2021 PRSU Award”). The Fiscal Year 2021 PRSU Award shall be subject to the same performance metrics and vesting schedule as the Fiscal Year 2021 performance restricted stock units granted to other senior executives of the Company. For purposes of determining performance under the Fiscal 2021 PRSU Award, the performance period and award determination will not be pro-rated based on your Start Date being after January 1, 2021 and otherwise will be deemed Subject to Section 9 below. Vesting will depend on your continued employment by the Company on the applicable performance-based vesting dates, and will be subject to the terms and conditions of the written agreement governing such grant, the Equity Plan and this Agreement.

c.Future Equity. You shall be eligible for future equity grants as determined by and pursuant to the terms established by the Compensation Committee.

8.Definitions. As used in this Agreement, the following terms have the following meanings.

a.Cause. For purposes of this Agreement, “Cause” for the Company to terminate your employment hereunder shall mean the occurrence of any of the following events, as determined by the Company in its sole and absolute discretion:

i.your conviction of, or plea of nolo contendere to, any felony or any crime involving fraud, dishonesty or moral turpitude;

ii.your commission of or participation in a fraud or act of dishonesty against the Company that results in (or would reasonably be expected to result in) material harm to the business of the Company;

iii.your intentional, material violation of any contract or agreement between you and the Company or any statutory duty you owe to the Company or the improper disclosure of confidential information (as defined in the Company’s standard confidentiality agreement);

iv.your conduct that constitutes gross insubordination or habitual neglect of duties and that results in (or would reasonably be expected to result in) material harm to the business of the Company;

v.your material failure to perform the duties of your position as Chief Talent Officer;

vi.your material failure to follow the Company’s material policies; or

vii.your failure to cooperate with the Company in any investigation or formal proceeding;

provided, however, that the action or conduct described in clauses (iii), (iv), (v), (vi) and (vii) above will constitute “Cause” only if such action or conduct continues after the Company has provided you with written notice thereof and thirty (30) days to cure the same if such action or conduct is curable.

b.Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events (excluding in any case transactions in which the Company or its successors issues securities to investors primarily for capital raising purposes):

i.the acquisition by a third party of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

ii.a merger, consolidation or similar transaction following which the stockholders of the Company immediately prior thereto do not own at least fifty percent (50%) of the combined outstanding voting power of the surviving entity (or that entity’s parent) in such merger, consolidation or similar transaction;

iii.the dissolution or liquidation of the Company; or

iv.the sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

Notwithstanding any of the foregoing, any transaction or transactions effected solely for purposes of changing the Company’s domicile will not constitute a Change in Control pursuant to the foregoing definition.

c.COBRA. For purposes of this Agreement, “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

d.Code. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

e.Disability. For purposes of this Agreement, “Disability” shall have that meaning set forth in Section 22(e)(3) of the Code.

f.Good Reason. For purposes of this Agreement, “Good Reason” for you to terminate your employment hereunder shall mean the occurrence of any of the following events without your consent:

i.any material diminution in your title, authority, duties or responsibilities as in effect immediately prior to such reduction or a material diminution in the authority, duties or responsibilities of the person to whom you are required to report;

ii.a material reduction by the Company in your annual Base Salary or Annual Target Bonus, as initially set forth herein or as increased thereafter; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your annual Base Salary or Annual Target Bonus that is pursuant to a salary or bonus reduction program affecting substantially all of the employees of the Company or substantially all similarly situated executive employees and that does not adversely affect you to a greater extent than other similarly situated employees;

iii.a relocation of your business office to a location that would increase your one-way commute distance by more than thirty-five (35) miles from the location at which you principally performed your duties immediately prior to the relocation, except for required travel by you on the Company’s business to an extent substantially consistent with your business travel obligations prior to the relocation; or

iv.failure of a successor entity to assume this Agreement;

provided, however, that, any such termination by you shall only be deemed for Good Reason pursuant to this definition if: (1) you give the Company written notice of your intent to resign for Good Reason within ninety (90) days following the first occurrence of the condition(s) that you believe constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) you voluntarily resign your employment within one hundred twenty (120) days following the end of the Cure Period.

9.Effect of Termination of Employment.

a.Termination by the Company for Cause, Death or Disability or Resignation without Good Reason. In the event your employment is terminated by the Company for Cause, your employment terminates due to your death or Disability (which termination may be implemented by written notice by the Company if you have a Disability), or you resign your employment other than for Good Reason, you will be paid only: (i) any earned but unpaid Base Salary; (ii) except in the case of termination for Cause or resignation without Good Reason, the amount of any Actual Bonus earned and payable from a prior bonus period which remains unpaid by the Company as of the date of the termination of employment determined in good faith in accordance with customary practice, to be paid at the same time as bonuses are paid for that period to other eligible executives; (iii) other unpaid and then-vested amounts, including any amount payable to you under the specific terms of any agreements, plans or awards, including insurance and health and benefit plans in which you participate, unless otherwise specifically provided in this Agreement; and (iv) reimbursement for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company in accordance with applicable Company policies and guidelines, in each case as of the effective date of such termination of employment (the “Accrued Compensation”).

b.Termination without Cause or Resignation for Good Reason, Absent a Change in Control.

i.If, prior to and including the one year anniversary of the Start Date, the Company terminates your employment without Cause or you resign your employment for Good Reason, in either case not in connection with a Change in Control (which is dealt with in Section 9(c) below), provided that

(except with respect to the Accrued Compensation) you deliver to the Company a signed general release of claims in favor of the Company on the Company’s standard form of release (the “Release”) and satisfy all conditions to make the Release effective within sixty (60) days following your termination of employment, then, you shall be entitled to:

1.the Accrued Compensation;

2. a lump sum payment equal to twelve (12) months of your then-current Base Salary, less required deductions and withholdings;

3. a lump sum payment equal to one hundred percent (100%) of your Actual Bonus for the then-current fiscal year based on: (x) actual achievement of Company performance objectives and (y) deemed 100% achievement of personal performance objectives, if any, less any quarterly payment previously paid, if any, subject to required deductions and withholdings and paid when annual bonuses are otherwise paid to active employees, but no later than March 15 of the year following the year in which the termination of employment occurs;

4. a payment of the COBRA premiums (or reimbursement to you of such premiums) for continued health coverage for you and your dependents for a period of twelve (12) months; and

5. 12 months of accelerated vesting of your outstanding equity awards.

ii.If, following the one year anniversary of the Start Date, the Company terminates your employment without Cause or you resign your employment for Good Reason, in either case not in connection with a Change in Control (which is dealt with in Section 9(c) below), provided that (except with respect to the Accrued Compensation) you deliver to the Company a signed general release of claims in favor of the Company on the Company’s standard form of release (the “Release”) and satisfy all conditions to make the Release effective within sixty (60) days following your termination of employment, then, you shall be entitled to:

1. the Accrued Compensation; and

2. a lump sum payment equal to six (6) months of your then-current Base Salary, less required deductions and withholdings;

3. a lump sum payment equal to fifty percent (50%) of your Actual Bonus for the then-current fiscal year based on: (x) actual achievement of Company performance objectives and (y) deemed 100% achievement of personal performance objectives, if any, less any quarterly payment previously paid, if any, subject to required deductions and withholdings and paid when annual bonuses are otherwise paid to active employees, but no later than March 15 of the year following the year in which the termination of employment occurs; and

4. a payment of the COBRA premiums (or reimbursement to you of such premiums) for continued health coverage for you and your dependents for a period of six (6) months.

c.Termination without Cause or Resignation for Good Reason, in Connection with a Change in Control. In the event a Change in Control occurs and if the Company terminates your employment without Cause or if you resign your employment for Good Reason, in either case within the period beginning three (3) months before, and ending twelve (12) months following, such Change in Control; and provided that (except with respect to the Accrued Compensation) you deliver to the Company the signed Release and satisfy all conditions to make the Release effective within sixty (60) days following your termination of employment, then, (in lieu of any benefits pursuant to Section 9(b)), you shall be entitled to:

i.the Accrued Compensation;

ii.a lump sum payment equal to six (6) months of your then-current Base Salary, less required deductions and withholdings;

iii.a lump sum payment equal to one hundred percent (100%) of your Annual Target Bonus for the then-current fiscal year less any quarterly payment previously paid, if any, subject to required deductions and withholdings;

iv.a payment of the COBRA premiums (or reimbursement to you of such premiums) for continued health coverage for you and your dependents for a period of six (6) months; and

v.immediate acceleration of one hundred percent (100%) of the number of then-unvested shares subject to equity grants, unless otherwise provided (and to the extent specified) by the terms of such grants.

d.Miscellaneous. For the avoidance of doubt, the benefits payable pursuant to Sections 9(b) through (c) are mutually exclusive and not cumulative. All lump sum payments provided in this Section 9 shall be made no later than the 60th day following your termination of employment (unless explicitly provided otherwise above). In addition, Sections 9(b) and 9(c) and the benefits conferred therein shall expire and terminate on the third (3rd) anniversary of the Start Date. Notwithstanding anything to the contrary in this Agreement, (i) any reference herein to a termination of your employment is intended to constitute a “separation from service” within the meaning of Section 409A of the Code, and Section 1.409A-1(h) of the regulations promulgated thereunder, and shall be so construed, and (ii) no payment will be made or become due to you during any period that you continue in a role with the Company that does not constitute a separation from service, and will be paid once you experience a “separation from service” from the Company within the meaning of Section 409A of the Code. In addition, notwithstanding anything to the contrary in this Agreement, upon a termination of your employment, you agree to resign prior to the time you deliver the Release from all positions you may hold with the Company and any of its subsidiaries or affiliated entities at such time, and no payment will be made or become due to you until you resign from all such positions, unless requested otherwise by the Board.

10.Parachute Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then, at your discretion, your severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any reduction shall be made in the following manner: first a pro-rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code, with equity all being reduced in reverse order of vesting and equity not subject to treatment under Treasury regulation 1.280G- Q & A 24(c) being reduced before equity that is so subject. Unless the Company and you otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Accountants shall deliver to the Company and you sufficient documentation for you to rely on it for purpose of filing your tax returns. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

11.Section 409A. To the extent (i) any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest).

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

12.At Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

13.Confidential Information and Other Company Policies. You will be bound by and comply fully with the Company’s standard confidentiality agreement (a form of which was been provided to you), insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time to the extent the same are not inconsistent with this Agreement, unless you consent to the same at the time of such amendment.

14.Company Records and Confidential Information.

a.Records. All records, files, documents and the like, or abstracts, summaries or copies thereof, relating to the business of the Company or the business of any subsidiary or affiliated companies, which the Company or you prepare or use or come into contact with, will remain the sole property of the Company or the affiliated or subsidiary company, as the case may be, and will be promptly returned upon termination of employment.

b.Confidentiality. You acknowledge that you have acquired and will acquire knowledge regarding confidential, proprietary and/or trade secret information in the course of performing your responsibilities for the Company, and you further acknowledge that such knowledge and information is the sole and exclusive property of the Company. You recognize that disclosure of such knowledge and information, or use of such knowledge and information, to or by a competitor could cause serious and irreparable harm to the Company.

15.Indemnification. You and the Company will enter into the form of indemnification agreement provided to other similarly situated officers of the Company.

16.Arbitration. You and the Company agree to submit to mandatory binding arbitration, in Santa Clara County, California, before a single neutral arbitrator, any and all claims arising out of or related to this Agreement and your employment with the Company and the termination thereof, except that each party may, at its or his option, seek injunctive relief in court prior to such arbitration proceeding pursuant to applicable law. YOU AND THE COMPANY HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This agreement to arbitrate does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict your ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, you and the Company agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through the American Arbitration Association (the “AAA”). The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. The arbitration will be conducted in accordance with the AAA employment arbitration rules then in effect. The AAA rules may be found and reviewed at http://www.adr.org. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement.

17.Compensation Recoupment. All amounts payable to you hereunder shall be subject to recoupment pursuant to the Company’s current compensation recoupment policy, and any additional compensation recoupment policy or amendments to the current policy adopted by the Board from time to time hereafter, as allowed by applicable law.

18.Miscellaneous.

a.Employment Eligibility Verification. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

b.Background Check. This offer is contingent upon successful completion of a criminal background check and a standard pre-employment drug test, if applicable. The Company reserves the right to withdraw its job offer based on information discovered during the pre-employment screening process. Until you have been informed in writing by the Company that such checks have been completed and the results satisfactory, you should defer reliance on this offer.

c.At-Will Employment, Confidential Information and invention Assignment Agreement and Arbitration Agreement. This offer is also contingent on you signing the Company’s At-Will Employment, Confidential Information and Invention Assignment Agreement and Arbitration Agreement.

d.Absence of Conflicts; Competition with Prior Employer. You represent that your performance of your duties under this Agreement will not breach any other agreement as to which you are a party. You agree that you have disclosed to the Company all of your existing employment and/or business relationships, including, but not limited to, any consulting or advising relationships, outside directorships, investments in privately held companies, and any other relationships that may create a conflict of interest. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

e.Successors. This Agreement is binding on and may be enforced by the Company and its successors and permitted assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under this Agreement and shall be the only permitted assignee.

f.Notices. Notices under this Agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to the Company in writing. Notices to the Company will be addressed to the CEO at the Company’s corporate headquarters.

g.Waiver. No provision of this Agreement will be modified or waived except in writing signed by you and an officer of the Company duly authorized by its Board. No waiver by either party of any breach of this Agreement by the other party will be considered a waiver of any other breach of this Agreement.

h.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

i.Withholding. All sums payable to you hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

j.Entire Agreement. This Agreement represents the entire agreement between the parties concerning the subject matter herein and supersedes all prior agreements and understandings between you and the Company. It may be amended, or any of its provisions waived, only by a written document executed by both parties in the case of an amendment, or by the party against whom the waiver is asserted.

k.Governing Law. This Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

l.Survival. The provisions of this Agreement shall survive the termination of your employment for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.

[SIGNATURE PAGE TO AGREEMENT FOLLOWS]

Please sign and date this Agreement, and return it to me if you wish to accept employment at the Company under the terms described above.

Best Regards,

/s/Bill McDermott

Bill McDermott
Chief Executive Officer
ServiceNow, Inc.

I, the undersigned, hereby accept and agree to the terms and conditions of my employment with the Company as set forth in this Agreement.

Accepted and agreed to this 18th day of June, 2021:

By: /s/ Jacqui Canney
Jacqui Canney

[SIGNATURE PAGE TO AGREEMENT]